May 5, 1998


Hybridon, Inc.
620 Memorial Drive
Cambridge, MA 02139
ATTN: Mr. E. Andrews Grinstead, III

Dear Sirs:

        1. This is to confirm our understanding that Pillar Investments Ltd. and its affiliates and designees ("Pillar") have been engaged as a non-exclusive financial advisor of Hybridon, Inc. (the "Company") for a period of twenty-four
(24) months commencing on the date hereof (unless otherwise extended pursuant to Section 11 hereto) (the "Term")). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Placement Agency Agreement (as defined below) or the Offering Documents (as defined in the Placement Agency Agreement).

        2. The Company will pay Pillar a non-refundable retainer fee for Pillar's services hereunder in an amount equal to five thousand dollars ($5,000) per month ("Consulting Fee"), for an engagement of twenty-four (24) months, with this Consulting Fee payable on a monthly basis on the 1st day of the month to which such payment applies. The Company hereby consents to Pillar's assignment of the Consulting Fee to Pillar's affiliate, Pillar S.A., and the Company shall make any Consulting Fee payments directly to Pillar S.A.

        The Company also agrees to pay in cash all reasonable out-of-pocket expenses incurred by Pillar in providing services hereunder, including reasonable fees and disbursements of Pillar's counsel, such expenses to be paid within thirty (30) days of submission of a bill or bills accompanied by reasonably detailed documentation by Pillar from time to time.

        3. Upon the Closing of each Investment (as defined below) during the Term or during the twelve-month period following the expiration or earlier termination of the Term, the Company shall pay to Pillar a fee in an amount equal to nine percent (9%) of the aggregate dollar value of such Investment and shall issue to Pillar warrants to purchase an amount of securities equal to ten percent (10%) of the securities sold as part of such Investment at an exercise price equal to one-hundred-ten percent (110%) of the price of such securities, exercisable until seven (7) years from the date of issuance of such warrants. Such warrants will contain a cashless exercise feature, a provision for payment of the exercise price by promissory note and antidilution provisions. For the purposes of this Agreement, an Investment shall mean any purchase of securities of the Company by an investor first introduced to the Company by or through Pillar and that is made during the Term or during the twelve-month period following the expiration of the Term. No compensation shall be due to Pillar pursuant to this paragraph 3 for an Investment with respect to which Pillar is entitled to compensation pursuant to the Placement Agency Agreement between Pillar and the Company and dated as of January 15, 1998 (the "Placement Agency Agreement" ) and provided further that if the terms of both the Placement Agency Agreement and this Agreement would be applicable to any particular Investment, the terms of the Placement Agency Agreement shall govern and Pillar shall only be entitled to the compensation set forth therein.

        4. (a) Should the Company enter into an agreement with a party first introduced to the Company by or through Pillar during the Term or during the one-year period prior to the Term pursuant to which the Company consummates a sale, merger, consolidation, tender offer, business combination or similar transaction involving a majority of the business assets or stock of the Company (a "Sale") during the Term, or during the twelve-month period following the expiration or earlier termination of such Term, then the Company shall pay to Pillar a cash fee (payable in cash simultaneously with the closing of such Sale) based on a percentage of the Aggregate Consideration (as defined in subsection
(c) below) paid to the Company by the acquiror with respect to each Sale, which cash fee shall be equal to the sum of: (i) five percent (5%) of the first $20 million received in Aggregate Consideration; (ii) two point five percent (2.5%) of the next $30 million received in Aggregate Consideration; and (iii) one percent (1%) of all amounts in excess of $50 million received in Aggregate Consideration.

               (b) Should the Company enter into an agreement with a party first introduced to the Company by or through Pillar during the Term or during the one-year period prior to the Term pursuant to which the Company consummates a transaction wherein the Company acquires all or substantially all of the business assets or stock of another entity in which the Company is the surviving entity (an "Acquisition") during the Term, or during the twelve-month period following the expiration or earlier termination of such Term, then the Company shall pay Pillar a cash fee (payable in cash simultaneously with the closing of such Acquisition) equal to the sum of: (i) five percent (5%) of the first $20 million received in Aggregate Consideration; (ii) two point five percent (2.5%) of the next $30 million received in Aggregate Consideration; and (iii) one percent (1%) of all amounts in excess of $50 million received in Aggregate Consideration.

               (c) For purposes of calculating Pillar's fee under this Section 4, the aggregate consideration ("Aggregate Consideration") paid with respect to the business, assets or stock in connection with either a Sale or an Acquisition shall be equal to the total of all cash, securities and/or other assets paid by the acquiror or the Company, as applicable, for such business, assets or stock. Aggregate Consideration shall also include: (i) any commercial bank or similar indebtedness which is repaid or for which the responsibility to pay is assumed by the acquiror or the Company, as applicable, in connection with such transaction; (ii) the amount of the put


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

payment required to be paid pursuant to the terms of preferred stock that is assumed or acquired by the acquiror or the Company, as applicable (but only if such preferred stock is both subject to a put provision at the option of the holder and is not converted into common stock upon the consummation of such transaction); (iii) future payments for which the acquiror or the Company, as applicable, is obligated absolutely ("Future Payments"); and (iv) future payments for which the acquiror or the Company, as applicable, is obligated upon the attainment of milestones or financial results ("Contingent Payments"). The fee to be paid to Pillar as a result of Future Payments or Contingent Payments shall be paid upon the receipt of such payments by the Company. In the event that a Sale of the Company or an Acquisition by the Company is consummated through a multiple-step transaction wherein the acquiror is not obligated either absolutely or upon the attainment of milestones or financial results to make future payments to further increase the acquiror's ownership in the Company (the "Multiple-Step Payments"), the Company agrees to pay Pillar a fee on such Multiple-Step Payments which shall be calculated pursuant to this Section 4. Such fee shall be paid to Pillar upon receipt by the Company of such Multiple-Step Payments and shall be in addition to the fee paid to Pillar in the first step of such transaction.

        5. Should the Company enter into an agreement with an investor first introduced to the Company by or through Pillar during the Term or during the one-year period prior to the Term pursuant to which the Company consummates a Strategic Alliance(s) (as defined below), during the Term or during the twelve-month period following the expiration or earlier termination of such Term, then the Company shall pay Pillar a cash fee (payable in cash simultaneously with the closing of such transaction) equal to the sum of: (i) five percent (5%) of the first $20 million received in Aggregate Consideration;
(ii) two point five percent (2.5%) of the next $30 million received in Aggregate Consideration; and (iii) one percent (1%) of all amounts in excess of $50 million received in Aggregate Consideration by the Company, its shareholders or employees in each such transaction. For the purpose of calculating Pillar's fee under this Section 5, Aggregate Consideration, for the purposes of this Section 5 only, shall be defined as: (i) all payments made at the closing of such transaction for equity securities, equity security rights or similar rights;
(ii) technology access fees or similar up-front payments, (iii) other future payments, including without limitation, licensing fees, lump sum payments, and deferred technology access fees, to be made to the Company or its employees for which the Strategic Alliance partner(s) or other counter-parties (each a "Partner") is obligated either absolutely ("Strategic Future Payments") or upon the attainment of milestones or on a percentage basis ("Strategic Contingent Payments"); (iv) funding provided by the Partner (through reimbursement or otherwise) relative to research and development, testing, clinical trials and related expenditures (collectively, "Research and Development"), whether such work is performed, subcontracted or managed by the Company or the Partner; and
(v) the repayment or assumption by the Partner of obligations of the Company, including indebtedness for money borrowed or amounts owed by the Company to inventors or owners of technology. Notwithstanding anything to the contrary contained herein, it is further understood that for the purpose of determining fees payable to Pillar under this Section 5, Aggregate Consideration shall be reduced by (i) royalty payments, (ii) expenses of the Company for Research and Development or otherwise and which the Partner has agreed to reimburse to the Company under the written agreement relating to the applicable transaction or arrangement ("Written Agreement"), and (iii) payments by a Partner to the Company with respect to full time equivalents, as applicable, under a Written Agreement. The previous sentence notwithstanding, such Aggregate Consideration shall not be reduced by the amount of any fees due to Pillar hereunder. The fee to be paid to Pillar as a result of Strategic Future Payments and Strategic Contingent Payments shall be paid upon the receipt of such payments and shall be in addition to any fees paid at closing. A "Strategic Alliance" shall be defined as: (i) any joint venture, partnership, license or other contract for the research, development, manufacturing, marketing, distribution, sale or other activity relating to the Company's present and/or future products; (ii) the purchase of less than a majority of the business, assets or stock of the Company by a Partner(s); (iii) the sale, other than in the ordinary course of business, of any of the Company's assets or any rights in respect to its products and /or technology; and (iv) funding for all or part of the Company's research and development activities, whether such work is performed or managed by the Company or the Partner.

        For the purposes of calculating Pillar's fee, securities constituting part of Aggregate Consideration which are traded on a national or recognized foreign securities exchange or reported on the Nasdaq or the OTC Bulletin Board shall be valued at the closing price thereof on the last trading date immediately preceding the date of the consummation or closing of any such transaction. Such securities that are traded over-the-counter without reported sale prices shall be valued at the mean between the latest bid and asked prices on the last trading date immediately preceding the consummation or closing of any such transaction.

        6. In connection with Pillar's efforts in assisting the Company in restructuring its balance sheet, Pillar shall be paid a fee of $600,000, payable in the Common Stock of the Company and valued at the Common Stock Offering Price. Such fee shall be contingent upon the Company's receipt of an opinion as to the fairness to the Company of such payment from a financial point of view issued by an investment banking firm, appraisal firm or accounting firm, in each case of national standing. The Company, at its sole expense, shall use commercially reasonable efforts to secure such opinion as promptly as possible following the execution of this Agreement and shall coordinate and cooperate with and will furnish such information as is reasonably requested to such investment banking firm, appraisal firm or accounting firm in connection with such fairness opinion.

        7. In the event that the Company, its directors or management initiate any discussions with a third party in furtherance of any Sale, Acquisition, Investment or Strategic Alliance or receive any meaningful inquiry or are aware of the interest of any third party concerning a Sale, Acquisition, Investment or Strategic Alliance which is the subject of this Agreement, they shall promptly inform Pillar of the party and its interest.


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


        8. Any financial advice rendered by Pillar pursuant to this Agreement shall not be disclosed publicly in any manner without Pillar's prior written approval, which shall not be unreasonably withheld, and shall be treated by the Company as confidential information. The Company shall provide Pillar with all financial and other information requested by Pillar for the purposes of rendering its services pursuant to this Agreement.

        9. All non-public information given to Pillar by the Company shall be treated by Pillar as confidential information and shall not be used by Pillar except in rendering its services pursuant to this Agreement. Pillar may rely, without independent verification, on the accuracy and completeness of any information furnished to Pillar by the Company, unless Pillar has actual knowledge of the inaccuracy of such information, subject to the Company's obligations under the securities laws.

        10. In the event that Pillar becomes involved in any capacity in any action, proceeding, investigation or inquiry in connection with any matter referred to in this Agreement or arising out of the matters contemplated by this Agreement, the Company shall, except in the case of gross negligence or willful misconduct of Pillar (but only to the extent that it is determined in a final judgment by a court of competent jurisdiction that the loss, damage or liability in respect of such action, proceeding, investigation or inquiry resulted directly from the gross negligence or willful misconduct of Pillar), reimburse Pillar for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by Pillar in connection therewith. The Company also agrees to indemnify each of Pillar, the directors, officers, employees and agents thereof (the "Indemnitees"), pay on demand and protect, defend, save and hold each Indemnitee harmless from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, attorneys' fees) (any of the foregoing, a "Claim") incurred by or asserted against any Indemnitee of whatever kind or nature, arising from, in connection with or occurring as a result of this Agreement or the matters contemplated by this Agreement, except in the case of gross negligence or willful misconduct of Pillar, but only to the extent that it is determined in a final judgment by a court of competent jurisdiction that the loss, damage or liability in respect of such Claim resulted directly from the gross negligence or willful misconduct of Pillar. The foregoing agreement shall be in addition to any rights that any Indemnitee may have in any other agreement, at common law or otherwise.

        11. The Term of this Agreement shall be twenty-four (24) months commencing on the date hereof (unless otherwise extended by the mutual agreement of the parties hereto); provided, however, regardless of any termination, the rights to compensation contained in Sections 3, 4 and 5 and to indemnity and reimbursement contained in Section 10 shall survive. In addition to any retainer fees, Pillar shall be entitled to the reimbursement of reasonable expenses incurred by Pillar as a result of services rendered prior to the date of the termination.

        12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereto


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

irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with this Section 12. Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process. Pillar hereby appoints Sachnoff & Weaver Ltd. as its agent for purposes of notice hereunder and to receive on behalf of Pillar service of copies of summons and complaints and other process which may be served in any such action or proceeding. All such notices to Pillar shall be sent to Sachnoff & Weaver, Ltd., 30 South Wacker Drive, Suite 2900, Chicago, Illinois 60606, Attn:
Lance R. Rodgers, Esq.

        13. This Agreement shall be binding upon Pillar and the Company and the successors and assigns of Pillar.

        14. (a) Pillar shall not have any obligation to the Company not to (i) engage in the same or similar activities or lines of business as the Company or develop or market any products, services or technologies that does or may in the future compete, directly or indirectly, with those of the Company, (ii) invest or own any interest publicly or privately in, or develop a business relationship with, any corporation, partnership or other person or entity engaged in the same or similar activities or lines or business as, or otherwise in competition with, the Company or (iii) do business with any client, collaborator, licensor, consultant, vendor or customer of the Company. Pillar and any of its officers, directors, employees or former employees and affiliates shall not have any obligation, or be liable, to the Company solely on account of the conduct described in the preceding sentence. In the event that Pillar and/or any officer, director, employee or former employee or affiliate thereof acquires knowledge of a potential transaction, agreement, arrangement or other matter which may be a corporate opportunity for both Pillar and the Company, neither Pillar nor any of its officers, directors, employees or former employees or affiliates shall have any duty to communicate or offer such corporate opportunity to the Company and neither Pillar nor any of its officers, directors, employees or former employees or affiliates shall be liable to the Company for breach of any fiduciary duty, as a stockholder or otherwise, solely by reason of the fact that Pillar or any of its officers, directors, employees or former employees or affiliates pursue or acquire such corporate opportunity for Pillar, direct such corporate opportunity to another person or entity or communicate or fail to communicate such corporate opportunity or entity to the Company. This Agreement shall not be construed, however, in any manner which may reduce the fiduciary obligations of the Company's directors under Delaware General Corporation Law.

               (b) The provisions of this Section 14 shall be enforceable to the fullest extent permitted by law.


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


        Please   confirm  that  the  foregoing  is  in   accordance   with  your
understanding by signing and returning to us the enclosed duplicate of this letter.


                                           Sincerely yours,

                                           PILLAR INVESTMENTS LTD.



                                           By:_____________________
                                           Name: __________________
                                           Title: _________________



Confirmed as of the date hereof:

HYBRIDON, INC.



By:____________________________
Name: E. Andrews Grinstead, III
Title: President and CEO


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